Exhibit 99.1
FOR IMMEDIATE RELEASE

Griffin Capital Essential Asset REIT Sells Office Building
in Simi Valley, California

El Segundo, Calif. (January 5, 2021) – Griffin Capital Essential Asset REIT, Inc. (the “Company”) announced the sale of a 206,917 square-foot office property located at 450 American St., Simi Valley, California (the “Property”) for $30.0 million. The Property is 100 percent leased to Bank of America, N.A (“BofA”) through December 2025. The Company acquired the Property in August 2015 along with a nearby property, also leased in its entirety to BofA, which was sold in June 2020 for $24.5 million.

Michael Escalante, Chief Executive Officer of the Company, stated, “We are pleased with our execution on both of our Simi Valley properties, which generated strong cash flows for the Company over our holding period. By selling these assets, we were able to lock-in attractive pricing and free up capital which we plan to use to enhance our balance sheet and fund accretive internal and external growth opportunities.”

The Company was represented by the Shannon Team of Newmark Knight Frank.

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. – America’s Blue-Chip Landlord™ – is a self-managed, publicly registered, non-traded real estate investment trust with a portfolio consisting primarily of single-tenant, business essential office and industrial properties throughout the United States, diversified by corporate credit, physical geography, product type and lease duration. As of September 30, 2020, Griffin Capital Essential Asset REIT, Inc.’s portfolio consisted of 99 office and industrial properties (122 buildings), totaling 27.1 million rentable square feet, located in 25 states, representing a total enterprise value of approximately $4.5 billion.

Additional information is available at www.gcear.com

[MORE]

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC"). This is neither an offer nor a solicitation to purchase securities.

Investor Services
888-926-2688

Media Contacts
Diana Keary, Senior Vice President
Griffin Capital Company, LLC
Dkeary@griffincapital.com
949-270-9303

###